As filed with the Securities and Exchange Commission on June [ ], 2003
                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             COMMERCE BANCORP, INC.
                 ----------------------------------------------
             (Exact name of registrant as specified in its charter)



            New Jersey                                  22-2433468
   ----------------------------                 ----------------------------

 (State or other jurisdiction of        (I.R.S. employer identification number)
  incorporation or organization
--------------------------------------------------------------------------------

                                 Commerce Atrium
                               1701 Route 70 East
                           Cherry Hill, NJ 08034-5400
                                 (856) 751-9000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                Douglas J. Pauls
                Senior Vice President and Chief Financial Officer
                             Commerce Bancorp, Inc.
                                 Commerce Atrium
                               1701 Route 70 East
                           Cherry Hill, NJ 08034-5400
                                 (856) 751-9000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                          Lawrence R. Wiseman, Esquire
                                 Blank Rome LLP
                                One Logan Square
                        Philadelphia, Pennsylvania 19103
                                 (215) 569-5500

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the registration statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |X|

         If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|



                         CALCULATION OF REGISTRATION FEE

================================================================================================

 Title Of Each Class                  Proposed Maximum       Proposed
  Of Securities To     Amount To Be    Offering Price        Maximum           Amount Of
    Be Registered       Registered        Per Unit        Offering Price    Registration Fee
------------------------------------------------------------------------------------------------

 Common Stock, $1.00      5,000,000(1)   $ 36.86(2)      $ 184,300,000(2)        $ 14,967
      par value
================================================================================================


_______________________


(1) In addition, pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate amount of shares as may be issued pursuant to stock splits and stock dividends.

(2) Based upon the average of the high and low sale prices of the Commerce Bancorp common stock on the New York Stock Exchange on May 30, 2003, estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

Rule 429 Legend: The prospectus which will be used in connection with sale of the securities covered by this Registration Statement issued pursuant to the Dividend Reinvestment and Stock Purchase Plan will also be used in connection with the sale of securities covered by (i) Registration Statement on Form S-3 (Registration No. 33-40465) filed with the Commission on May 9, 1991; (ii) Registration Statement on Form S-3 (Registration No. 333-73421) filed with the Commission on March 5, 1999 and (iii) Registration Statement on Form S-3 (Registration No. 333-36704) filed with the Commission on May 10, 2000.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(A) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(A), may determine.

                                 Commerce Logo


                  Dividend Reinvestment and Stock Purchase Plan

                        5,000,000 shares of Common Stock

     This prospectus describes the Commerce Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan, referred to as the Plan. Commerce Bancorp wanted to amend its currently existing Dividend Reinvestment and Stock Purchase Plan to modernize it and provide new enhanced features. The Plan offers holders of Commerce Bancorp equity securities the following:

      o a simple and convenient method of investing cash dividends in additional shares of Commerce Bancorp common stock; and

      o the opportunity to purchase additional shares of Commerce Bancorp common stock by making voluntary cash payments of $100 to $6,000 per month, this $6,000 maximum monthly purchase amount is subject to change, see page [ ].

     Some of the significant features of the Plan are as follows:

      o participants do not have to pay trading fees or service charges on purchases made through the Plan;

      o participants purchase the Commerce Bancorp common stock at a 3% discount, this 3% discount is subject to change, see page [ ];

      o holders of shares currently enrolled in Commerce Bancorp's Dividend Reinvestment and Stock Purchase Plan will automatically be enrolled in this amended Plan;

      o participation in the Plan is entirely voluntary, and participants may terminate their participation at any time; and

      o participants can obtain information and perform certain transactions on their account on-line via Investor ServiceDirect(R). See page [ ] for information on how to access Investor ServiceDirect.

Commerce Bancorp cannot estimate the net proceeds it will receive from the sale of its common stock in connection with the Plan. The amount of the net proceeds which Commerce Bancorp will receive will depend upon the following:

      o     the market price of Commerce Bancorp common stock;

      o     the extent of shareholder participation in the Plan; and

      o     other factors.

Commerce Bancorp common stock trades on the New York Stock Exchange under the symbol "CBH".

The securities offered hereby are not savings accounts, deposits or other obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is June  [ ], 2003.

                                Table of Contents


Summary....................................................................1


The Plan...................................................................3


Use of Proceeds...........................................................18


Description of Commerce Bancorp's Capital Stock...........................18


Dividends.................................................................21


Legal Matters.............................................................22


Experts...................................................................22


Where You Can Find More Information.......................................23




You should rely only on the information incorporated by reference or provided in this prospectus. Commerce Bancorp has not authorized anyone else to provide you with different information. Commerce Bancorp will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

                                     Summary


     This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand the Plan fully, you should read this entire prospectus carefully before you decide to participate in the Plan.




The Company

     Background

Commerce Bancorp is a multi-bank holding company headquartered in Cherry Hill, New Jersey which operates:

   o four nationally chartered bank subsidiaries:
     o   Commerce Bank, N.A., Cherry Hill, New Jersey
     o   Commerce Bank/Pennsylvania, N.A., Devon, Pennsylvania,
     o   Commerce Bank/Shore, N.A., Toms River, New Jersey,
     o   Commerce Bank/Delaware, N.A., Wilmington Delaware, and
 o   one state chartered bank subsidiary:
     o   Commerce Bank/North, Ramsey, New Jersey.

     These five bank subsidiaries have in excess of 225 retail branch offices located in the States of New Jersey, Pennsylvania, Delaware and New York. Commerce Bancorp, through its five bank subsidiaries, provides a full range of retail and commercial banking services for consumers and small and mid-sized companies. Lending services are focused on commercial real estate and commercial and consumer loans to local borrowers. Commerce Bancorp's lending and investment activities are funded principally by retail deposits gathered through its retail branch office network.

     Commerce Bank, N.A. operates a nonbank subsidiary, Commerce Capital Markets, Inc., Philadelphia, Pennsylvania which engages in various securities, investment banking and brokerage activities. In addition, Commerce Bancorp, through Commerce Insurance Services, Inc., a nonbank subsidiary of Commerce Bank/North, operates an insurance brokerage firm concentrating on commercial property, casualty and surety as well as personal lines of insurance for clients in multiple states, primarily New York, New Jersey, Pennsylvania and Delaware.



Address and telephone number

     Commerce Bancorp's principal executive offices are located at Commerce Atrium, 1701 Route 70 East, Cherry Hill, New Jersey 08034-5400, its telephone number is (856) 751-9000 and its internet address is commerceonline.com.

Enrollment

     If you are already a participant in the Plan, you need not do anything further; your participation will continue until terminated.

     Holders of Commerce Bancorp's equity securities can participate in the Plan by completing and submitting the authorization card, which is enclosed with this prospectus, to the Plan Administrator, Mellon Bank, N.A., c/o Mellon Investor Services, at P. O. Box 3339, South Hackensack, NJ 07606-1939. See pages [ ]. Alternatively holders may enroll on-line through Investor ServiceDirect. See page [ ] for information on how to access Investor ServiceDirect.

     If your shares of Commerce Bancorp stock are held in a brokerage account, you may either arrange for your broker to be a participant in the Plan or you may participate directly by transferring registration of some or all of your shares into your name so that you can become a shareholder of record. See page [ ].

Reinvestment of Dividends

     You can reinvest your cash dividends on all or a portion of your shares of Commerce Bancorp stock toward the purchase of additional shares of Commerce Bancorp common stock. See page [ ].

Fractional Shares

     Commerce Bancorp pays dividends on both whole shares and fractional shares in the Plan and will credit your plan account with dividends on both your whole and fractional shares. See pages [ ] and [ ].

Optional Cash Investments

     After you are enrolled in the Plan, you may buy additional shares of Commerce Bancorp common stock under the Plan. You can invest a minimum of $100 and a maximum of $6,000 per calendar month. This $6,000 maximum monthly payment amount is subject to change, see page [ ]. You can make an investment by check or money order made payable to "Mellon Bank, N.A." or by authorizing an individual automatic deduction from your bank account through Investor ServiceDirect. If you choose to submit a check, please make sure to use the contribution form from your plan statement and mail it to the address specified. Alternatively, if you wish to make regular monthly purchases, you may authorize automatic monthly deductions from your bank account. This feature enables you to make ongoing investments in an amount that is comfortable for you, without having to write a check. See pages [ ] and [ ].

Fees and Purchase Price

     You will not have to pay any trading fees or service charges for any shares of Commerce Bancorp common stock purchased under the Plan. In addition, you will be able to purchase Commerce Bancorp common stock at a 3% discount from the market price of Commerce Bancorp common stock. This 3% discount is subject to change, see page [ ].

Safekeeping of Certificates

     You can deposit your Commerce Bancorp common stock certificates with the Plan Administrator for safekeeping at no cost to you. This feature of the Plan applies whether or not you are having the dividends on deposited shares reinvested under the Plan. A certificate for your shares will be sent to you, free of charge, upon request. However, fractional shares will not be issued. See pages [ ] and [ ].

Gifts and Transfers of Shares
     You can give or transfer your shares of Commerce Bancorp common stock to others.

Sell Shares Conveniently

     If you choose to have the Plan Administrator sell your Commerce Bancorp common stock held in your plan account, you will incur:

     o   a nominal fee to be deducted from the proceeds of the sale;
     o   any applicable trading fees; and
     o   any applicable stock transfer taxes. See pages [  ] and [  ].

Tracking Your Investment

     The Plan Administrator will send a transaction notice confirming the details of each transaction you make. When you participate in the dividend reinvestment feature, you will receive a quarterly statement of your account. If you do not reinvest dividends and have no additional purchase or sale transactions, you will receive an annual statement detailing the status of your holdings of Commerce Bancorp common stock in your Plan account. Statements provide the details of such transactions and show the share balance in your plan account. See pages [ ] and [ ].

                                    The Plan

     The original Dividend Reinvestment and Stock Purchase Plan was adopted by the board of directors of Commerce Bancorp in April 1992 and became effective in November 1992. The Plan was amended by the board of directors of Commerce Bancorp in January 1999. Shareholders who do not participate in the Plan will receive cash dividends, as declared, and paid in the usual matter. The Plan, which is comprised of a series of questions and answers, is set forth below.

     Purpose

1. What are the purposes of the Plan?

     The primary purposes of the Plan are to provide holders of record of shares of Commerce Bancorp common stock and other classes of equity securities of Commerce Bancorp outstanding from time to time, or both, collectively referred to as the "Company Stock", with the opportunity to have cash dividends on all or any part of their shares of Company Stock automatically reinvested in additional shares of common stock and with a convenient and simple method of investing voluntary cash payments in additional shares of common stock, in each case without payment of any service charges or trading fees and at a discount from the Market Price (as defined in Question 11). These additional shares of common stock may be newly issued or treasury shares purchased directly from Commerce Bancorp or may be shares purchased in the open market.

     When newly issued or treasury shares are purchased from Commerce Bancorp, Commerce Bancorp will receive new equity capital funds available for general corporate purposes.

     The Plan is intended for the benefit of long-term investors, and not for the benefit of individuals or institutions who engage in short-term trading activities that could cause aberrations in the composite trading volume of Commerce Bancorp's common stock. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price of the shares of common stock acquired through the reinvestment of dividends and voluntary cash payments under the Plan. Such transactions may cause fluctuations in the trading volume of the common stock. Commerce Bancorp reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of common stock in order to eliminate practices which are not consistent with the purposes of the Plan.

     Options Available to Participants

2. What options are available to enrolled participants?

     Dividend Reinvestment Program. Holders of the Company Stock who wish to participate in the Plan, whether record owners or beneficial owners, each a "Participant" (see also Question 5 regarding the definition of a "Participant"), may elect to have all or a portion of their cash dividends paid on their shares of the Company's Stock automatically reinvested in additional shares of common stock through the dividend reinvestment program. Cash dividends are paid on the Company Stock when and as declared by Commerce Bancorp's board of directors, generally on a quarterly basis. Subject to the availability of shares of common stock registered for issuance under the Plan, there is no limitation on the amount of dividends a Participant may reinvest under the dividend reinvestment program of the Plan.

     Stock Purchase Program. Each month, Participants may also elect to invest optional cash payments in shares of common stock, subject to a minimum monthly purchase limit of $100 and a maximum monthly purchase limit of $6,000. This $6,000 maximum monthly purchase is subject to upward or downward adjustment. Participants may make optional cash payments each month even if no dividend has been declared. Participants are not required to enroll any shares of common stock purchased through the stock purchase program into the dividend reinvestment program but may designate all or a portion of such shares for such participation on the enclosed authorization card or on-line through Investor ServiceDirect, if desired.

     Advantages and Disadvantages

3. What are the advantages and disadvantages of the Plan?

     Advantages

     (a) The Plan provides Participants with the opportunity to reinvest cash dividends paid on all or a portion of their shares of Company Stock in additional shares of common stock without payment of any trading fee or service charge and at a 3% discount from the Market Price (as defined in Question 11 and subject to change).

     (b) The Plan provides Participants with the opportunity to make monthly investments of optional cash payments, subject to a minimum and maximum amount, for the purchase of shares of common stock at a 3% discount from the Market Price (subject to change) and without payment of any trading fee or service charge. The Participant may designate all, a portion or none of such Plan shares to be enrolled in the dividend reinvestment program.

     (c) All cash dividends paid on Participants' Plan shares enrolled in the dividend reinvestment program can be fully invested in additional shares of common stock because the Plan permits fractional shares to be credited to plan accounts. Dividends on such fractional shares, as well as on whole shares, will also be reinvested in additional shares which will be credited to plan accounts.

     (d) The Plan Administrator provides for the safekeeping of stock certificates for shares credited to each plan account. For your convenience, shares purchased under the Plan will be maintained at no charge by the Plan Administrator in your name in non-certificated form. You may, however, request a stock certificate from the Plan Administrator at any time free of charge.

     (e) A Participant may also elect to deposit with the Plan Administrator certificates for the stockholder's other shares of Company Stock registered in his or her name for safekeeping without charge. If you wish to use this Service, you should complete the appropriate section on the enclosed Authorization Card and return it to the Plan Administrator together with the certificate(s). Because the Participant bears the risk of loss in sending certificates to the Plan Administrator, certificates should be sent by registered mail, return receipt requested, and properly insured to the address specified below:

                               Mellon Bank, N.A.
                               c/o Mellon Investor Services
                               85 Challenger Road
                               Ridgefield Park, NJ 07660

If certificates are later issued either upon request of the Participant or upon termination of participation in the Plan, new, differently numbered certificates will be issued.

     (f) Periodic statements reflecting all current activity, including Plan share purchases and the most recent plan account balance, simplify Participants' record keeping. See Question 22 for information concerning reports to Participants.

     Disadvantages

     (a) No interest will be paid by Commerce Bancorp or the Plan Administrator on dividends or optional cash payments held pending reinvestment or investment. See Question 17. In addition, optional cash payments of less than $100 and that portion of any optional cash payments which exceed the maximum monthly purchase limit of $6,000, are subject to return to the Participant without interest. This $6,000 maximum monthly payment amount is subject to change, see Question 2.

     (b) With respect to shares acquired from Commerce Bancorp, the actual number of shares to be issued to the Participant or the Participant's plan account will not be determined until after the end of the relevant Pricing Period

(as defined in Question 11). Therefore, during the Pricing Period, Participants will not know the actual price per share or the number of shares they have purchased.

     (c) With respect to shares acquired from Commerce Bancorp, while the Plan currently provides for a 3% discount from the Market Price (subject to change) during the Pricing Period, the Market Price, as so discounted, may exceed the price at which shares of the common stock are trading on the Investment Date (as defined in Question 13) when the shares are issued or thereafter. The trading price on the Investment Date generally governs the amount of taxable income to shareholders. See Question 34.

     (d) Because optional cash payments must be received by the Plan Administrator by the Optional Cash Payment Due Date (as defined in Question 13), such payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions. See Questions 13 and 14 through 18.

     (e) Sales of shares of common stock credited to a Participant's plan account will involve a nominal fee per transaction to be deducted from the proceeds of the sale by the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), plus any trading fee and any applicable stock transfer taxes on the sales. See Questions 19 and 20.

     Administration

4.   Who administers the Plan?

     Mellon Bank, N.A. (the "Plan Administrator") administers the Plan. Certain administrative support will be provided to the Plan Administrator by Mellon Investor Services, a registered transfer agent, and FutureShare Financial, a registered broker/dealer.

     You can enroll in the Plan, obtain information, and perform certain transactions on your Plan account on-line via Investor ServiceDirect(R). To access Investor ServiceDirect please visit the Mellon Investor Services website at:

                             www.melloninvestor.com

         To gain access, you will need a password which you may establish when you visit the website. If you have forgotten your password, call 1-877-978-7778 to have it reset.

         You can contact shareholder customer service toll-free within the United States and Canada at:

                                 1-888-470-5884

         If you are calling from outside the United States or Canada, please contact shareholder customer service at:

                                 1-201-329-8660

         An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Standard Time, Monday through Friday (except holidays).

         You may write to the Plan Administrator at the following address:

                                Mellon Bank, N.A.
                          c/o Mellon Investor Services
                                P.O. Box 3338
                         South Hackensack, NJ 07606-1938

   Please include a reference to Commerce Bancorp, Inc. in all correspondence.

     Participation

5. Who is eligible to participate?

     All registered shareholders are eligible for participation in the Plan.

     If your shares of Company Stock are registered in a name other than your own (e.g., in the name of a broker, bank or nominee) and you want to participate, you must either make appropriate arrangements for your broker, bank or nominee to become a Participant or you must become a shareholder of record by having a part or all of your shares transferred to your own name. To have shares of which you are the beneficial owner re-registered in your name, you must request your broker, bank or nominee to send you a certificate representing such shares.

     If you are already a Participant in the Plan, you need not do anything further; your participation will continue until terminated. (See Question 28).

6. How does an eligible shareholder participate?

     An eligible holder of shares of Company Stock may enroll in the Plan by signing an authorization card and returning it to the Plan Administrator:

                                Mellon Bank, N.A.
                                c/o Mellon Investor Services
                                P. O. Box 3339 South Hackensack, NJ
                                07606-1939

An authorization card and a return envelope are enclosed. Additional authorization cards may be obtained at any time by contacting the Plan Administrator at the above address or by telephoning the Plan Administrator at
(888) 470-5884. Alternatively, an eligible shareholder may enroll on-line through Investor ServiceDirect. See question 5 for information on how to access Investor ServiceDirect.

7. When may a shareholder join the Plan?

     An eligible shareholder may join the Plan at any time.

     If an authorization card specifying reinvestment of dividends is received by the Plan Administrator prior to the record date established for a particular cash dividend, reinvestment will commence with that cash dividend. With respect to its common stock, Commerce Bancorp expects that dividend record dates will normally fall on or about the latter part of December, March, June and September, and that dividend payment dates will normally fall on or about 21 days after the record dates.

     If the authorization card is received after the record date established for a particular cash dividend, then the reinvestment of dividends will not begin until the cash dividend payment date following the next record date. (See Questions 14 -18 for information concerning the investment of voluntary cash payments). Additionally, for Participants wishing to make optional cash payments to purchase shares under the stock purchase program, full payment must be received by the Plan Administrator by the Optional Cash Due Date. (See Questions 13 and 14).

8. What does the authorization card provide?

     The authorization cards provide for the purchase of additional shares of common stock through the following investment options:

         (a) Full Dividend Reinvestment directs the investment in accordance with the Plan of all of your cash dividends on all of the shares of Company Stock then or subsequently registered in your name and also permits you to make voluntary cash payments for the purchase of additional shares in accordance with the Plan.

         (b) Partial Dividend Reinvestment directs the investment in accordance with the Plan of the cash dividends on that number of shares of Company Stock registered in your name which are designated in the appropriate space on the Authorization Card and reinvest cash dividends on all other shares of Company Stock now or hereafter held for you by the Plan Administrator, and also permits you to make voluntary cash payments for the purchase of additional shares in accordance with the Plan.

     You may, of course, choose not to reinvest any of your dividends, in which case the Administrator will remit any dividends to you by check or automatic deposit to a bank account that you designate.

     You may select either of the above investment options for your Company Stock. An eligible shareholder may not elect to make only voluntary cash payments under the Plan. Participation in the Plan is limited to shareholders who direct the Plan Administrator to reinvest dividends on shares of Company Stock held of record by them to the purchase of additional shares of common stock. Once so enrolled, a shareholder may elect to make voluntary cash payments.

     Any Participant who returns a properly executed authorization card to the Plan Administrator without electing a dividend reinvestment option will be enrolled as having selected the Full Dividend Reinvestment Option.

     Common stock purchased with reinvested dividends or voluntary cash payments (and shares of Company Stock deposited with the Plan Administrator) will be held by the Plan Administrator in your name for your account. The cash dividends on all of the shares of common stock credited to plan accounts (whether the related share certificates are held by the Plan Administrator or by the Participant) will be reinvested in accordance with the Plan. You may elect to receive cash dividends on shares of common stock credited to your plan account only by (i) requesting that the shares you want to receive cash dividends on are withdrawn from your plan account and sent to you in certificated form and (ii) submitting to the Plan Administrator an authorization card which either elects the Partial Dividend Reinvestment option or modifies your then current Partial Dividend Reinvestment Option with respect to Company Stock.

9. How may a Participant change options under the Plan?

     As a Participant, you may change investment options or modify the number of shares of Company Stock designated under the Partial Dividend Reinvestment option at any time on-line through Investor ServiceDirect(R) or by notifying the Plan Administrator in writing. Any such change will become effective as of the cash dividend record date following the date the authorization card is received by the Plan Administrator.

     Purchases Under the Plan

10. How are shares acquired under the Plan?

     A total of 5,000,000 shares of common stock are being offered under the Plan. The Plan Administrator uses cash dividends and voluntary cash payments to acquire shares of common stock directly from Commerce Bancorp for the account of Participants. If Commerce Bancorp deems it advisable for shares to be acquired in the open market (rather than directly from Commerce Bancorp) or if newly issued or treasury shares are not available, the Plan Administrator, as agent for the Participants, will arrange for the purchase of shares in the open market with cash dividends and voluntary cash payments. Purchases of shares in the open market will be effected through brokerage transactions and may be made in the over-the-counter market or in negotiated transactions, which transactions may include situations in which the broker is selling as a principal or an agent. To the extent the Plan makes purchases from brokerage firms as principals, the purchase price of shares may include a retail mark-up. If the shares are traded on a securities exchange, they may be purchased on such exchange. Commerce Bancorp's common stock currently is traded on the NYSE. Shares will be acquired in the open market with cash dividends and voluntary cash payments at such times as are described in Question 13.

     Neither Commerce Bancorp nor any Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, when open market purchases are made by the Plan Administrator, the Plan Administrator shall use its best efforts to purchase the shares at the lowest possible price.

     In the event that the number of shares purchased for the account of any Participant in the Plan is not a whole number of shares, the Participant's plan account will be credited with the full number of shares and/or fractional shares computed to four decimal places.

11. At what price will shares be purchased under the Plan with reinvested dividends?

     Shares of common stock purchased through the Plan directly from Commerce Bancorp, whether issued by Commerce Bancorp out of legally authorized but unissued shares of common stock or out of treasury shares, will be purchased at a discount of 3% from the average of the high and low sale prices of the common stock as reported on the NYSE on the trading day immediately preceding the particular Investment Date (as defined in Question 13) or the closest preceding date if there are no high and low sale prices available on that date, referred to as the Pricing Period. If there are no high and low sale prices available for the common stock for the ten trading days preceding the applicable Investment Date, then Commerce Bancorp's board of directors shall make the determination of the purchase price on the basis of such information as it considers best reflects current market value.

     The purchase price for shares of common stock purchased through the Plan in the open market shall be at a discount of 3% from the weighted average purchase price of all shares purchased for the Plan in the open market on the relevant Investment Date. In making purchases for the Participant's account in the open market, the Plan Administrator may commingle the Participant's funds with those of other shareholders of Commerce Bancorp participating in the Plan.

     The average price described above is referred to herein as "Market Price" and the purchase price, as discounted from the Market Price, is referred to herein as the "Discounted Purchase Price." The discount is subject to change from time to time (but will not vary from the range of 0% to 3%) and is also subject to discontinuance at Commerce Bancorp's discretion after a review of current market conditions, the level of participation in the Plan and Commerce Bancorp's current and projected capital needs. Commerce Bancorp will provide Participants with written notice of a change in the applicable discount at least 30 days prior to the relevant record date or via an appropriate press release for the relevant Optional Cash Payment Due Date.

12. At what price will shares be purchased under the Plan with voluntary cash payments?

     Shares purchased under the Plan with voluntary cash payments will be acquired by Participants at a price determined as described in Question 11.

13. When will the Plan purchase shares of common stock?

     Except as otherwise provided in this Plan, dates on which shares are purchased with reinvested dividends or with voluntary cash payments are referred to in this Plan as "Investment Dates."

     The Investment Date with respect to the common stock acquired pursuant to dividend reinvestments will be (i) if acquired directly from Commerce Bancorp, the quarterly dividend payment date declared by the board of directors or (ii) in the case of open market purchases, the date or dates of actual investment, but no later than 10 business days following the dividend payment date.

     Purchases of common stock directly from Commerce Bancorp with voluntary cash payments will occur every month on the related Investment Date. The Optional Cash Payment Due Date is at least one business day prior to the commencement of the related Investment Date and the Investment Date is on or about the 20th day of each month. Checks or other drafts must clear prior to the Investment Date on which the investment is to be made. Please allow sufficient time for your check to clear.

     Purchases of common stock in the open market may occur over one or more trading days and will commence on the same days as specified above for purchases made directly from Commerce Bancorp. For a number of reasons including observance of the Rules and Regulations of the SEC requiring temporary curtailment or suspension of purchases, it is possible that the whole amount of funds available in a Participant's account for the purchase of shares of Commerce Bancorp might not be applied to the purchase of such shares on or before the next ensuing

Investment Date. Neither Commerce Bancorp nor the Plan Administrator shall be liable to any shareholder when such conditions prevent the purchase of shares or interfere with the timing of such purchases.

     Voluntary Cash Payments

14. How does a Participant make voluntary cash payments?

     Eligible shareholders enrolling in the Plan may make voluntary cash payments by authorizing an individual automatic deduction from your bank account through Investor ServiceDirect(R) or by mailing a check or money order with an executed authorization card to the Plan Administrator at the address set forth in Question 6. If you choose to submit a check or money order, please make sure to include the contribution form from your Plan statement and mail it to the address specified on the Plan statement. All checks and money orders must be payable to "Mellon Bank, N.A." Do not send cash. Voluntary cash payments must be received before the particular Investment Date, and checks or other drafts must clear prior to such Investment Date, for a voluntary cash payment to be invested on such Investment Date. If you wish to make regular monthly optional cash payments, you may authorize automatic monthly deductions from your bank account by completing the Automatic Monthly Contribution section on the enclosed authorization card and returning it to the Plan Administrator.

     Shares purchased with voluntary cash payments will be held by the Plan Administrator and credited to a Participant's plan account. Thereafter, dividends on such shares automatically will be fully reinvested in additional shares unless such shares are withdrawn from the Plan (see Question 28).

15. What are the limitations on the amount of voluntary cash payments?

Voluntary cash payments may not be less than $100 per payment nor may they total more than $6,000 per monthly investment period. This $6,000 maximum monthly purchase amount is subject to change, see Question 2. Purchases will be made on or about the 20th day of each month.

The same amount of money need not be sent each time and there is no obligation to make a voluntary cash payment.

16. May a participant elect to make only voluntary cash payments under the Plan?

     No. Participants who do not otherwise elect to apply all or a portion of dividends on Company Stock held of record by them to the purchase of additional shares of common stock under the Plan may not elect to participate in the Plan by making only voluntary cash payments under the Plan.

17. When are voluntary cash payments invested?

     Voluntary cash payments will be invested at the times described in Question
13. No interest will be paid by Commerce Bancorp or the Plan Administrator on cash dividends or voluntary cash payments held by the Plan Administrator prior to the date of investment. For that reason, Commerce Bancorp recommends that shareholders mail their voluntary cash payments so that they are received by the Plan Administrator prior to, but as close as possible to, three business days prior to an Investment Date.

18. Under what circumstances will voluntary cash payments be returned?

     Participants may obtain refunds of voluntary cash payments provided that a written request for refund is received by the Plan Administrator on or before not less than two business days prior to the Investment Date for such voluntary cash payment. Once the check in payment of the voluntary cash payment has cleared, the Plan Administrator will promptly honor any timely request for a refund.

     In the unlikely event that, due to unusual market conditions, the Plan Administrator is unable to invest the funds within 35 days, the Plan Administrator will return the funds to you by check. No interest will be paid on funds held by the Plan Administrator pending investment.

    Costs

19. Are there any expenses to Participants in connection with the Plan?

     Participants incur no service charges or trading fees for purchases made under the Plan. All costs of administration of the Plan are paid by Commerce Bancorp. Participants may elect to send the certificates for their other shares of Company Stock to the Plan Administrator for safekeeping, and there is no fee for this service. However, Participants who request that the Plan Administrator sell all or any portion of their shares must pay a nominal fee per transaction to the Plan Administrator, any related trading fees and applicable stock transfer taxes.

20. What fees will a Plan Participant be responsible for?

             Dividend Reinvestment                       No Charge
             Optional Purchases                          No Charge
             Sales Fee*                                  $15.00
             Fee for Returned Checks                     $50.00
             Duplicate Statements
                  Current Year                           No Charge
                  Prior Years                            $20.00
                * Plus a $. 12 per share trading fee.

The Plan Administrator will deduct the applicable fees from proceeds due from a sale.

    Administration

21. What are the functions of the Plan Administrator?

     Mellon Bank, N.A. administers the Plan by automatically reinvesting dividends and investing voluntary cash payments of Participants in additional shares of common stock in accordance with the investment option selected by Participants. Additionally, the Plan Administrator keeps records, sends statements of account to Participants and performs other administrative duties relating to the Plan.

     Certain administrative support services will be provided by Mellon Investor Services, Commerce Bancorp's registered transfer agent.

     Participants' Accounts and Reports

22. What kind of accounts are maintained for Participants and what reports on those accounts do they receive?

     The Plan Administrator maintains a separate account for each Participant. All shares purchased for a Participant under the Plan will be credited to the Participant's account. The Plan Administrator will mail to each Participant a statement of account confirming purchases of shares as soon as practicable after purchases are made for a Participant's plan account. Statements of account should be retained for income tax purposes.

     In addition, each Participant will receive copies of Commerce Bancorp's annual and quarterly reports to shareholders, proxy statements and dividend income information for tax purposes.

     Dividends

23. Will Participants be credited with dividends on shares credited to their accounts under the Plan?

     Yes. The Plan Administrator, as agent, will receive dividends for all shares of Company Stock credited to each Participant's plan account on the cash dividend record date, will credit these cash dividends to each Participant's account on the basis of full and fractional shares held in each account (each Participant's cash dividend will equal the number of whole and fractional shares in his or her account times the cash dividend rate paid), and will automatically reinvest these cash dividends in additional shares of common stock, computed to four decimal places, in accordance with the option selected by the Participant.

     In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 30 days, the Administrator will remit the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

     Certificates for Shares

24. Will certificates be issued for shares purchased under the Plan?

     No. Shares purchased under the Plan will be maintained by the Plan Administrator in your name in non-certificated form. This service protects against loss, theft or destruction of the share certificates representing Plan shares. Certificates for shares purchased under the Plan will not be issued to a Participant unless a Participant requests certificates for a specified number of whole shares credited to a Participant's plan account. No certificate for a fractional share will be issued.

     A Participant's request to the Plan Administrator for share certificates to be issued in the Participant's name will not be treated as a withdrawal of such shares from the Participant's account unless the request is made in conjunction with a Participant's termination of participation in the Plan and/or change in the number of shares to be reinvested (see Question 28). In the absence of an accompanying authorization card changing the number of shares to be reinvested or a Participant's termination of participation in the Plan, the dividends on such shares will continue to be paid to and reinvested by the Plan Administrator (See Questions 8, 25 and 28).

25. In whose name will certificates be registered when issued?

     Accounts under the Plan are maintained in the names in which share certificates of the Participants are registered at the time the Participants enroll in the Plan. Certificates for whole shares, when issued at the request of Participants, will be registered in the same names. However, even after the Plan Administrator has issued certificates to a Participant for some or all of the whole shares held in his or her plan account, cash dividends on all shares credited to a Participant's plan account will continue to be reinvested in additional common stock pursuant to the Plan. (See Questions 8, 23 and 24).

     If a Participant has some or all of his or her shares held re-registered in another name (because of a sale or gift of these shares, for example), dividends on the re-registered shares will not continue to be reinvested in additional common stock under the Plan. Dividends on the re-registered shares will be reinvested in additional common stock under the Plan only if the new record owner elects to become a Participant.

     See Question 30 for information concerning the effect on a Participant's plan account if the Participant sells or transfers common stock certificates registered in his or her name.

     Shares credited to the account of a Participant may not be pledged or assigned and any such purported pledge or assignment is void. A Participant who wishes to pledge or assign such shares must first request that the Plan Administrator issue certificates for such shares.

26. May a Participant deposit Company shares in his or her account?

     You may deposit certificates representing your shares of Company Stock with the Plan Administrator for safekeeping at no charge. Shareholders are encouraged but not required to deposit their Company Stock share certificates with the Plan Administrator upon their election to participate in the Plan. Such certificates must be accompanied by a written request that the shares be added to your plan account. All shares of Company Stock held in your plan account will have the cash dividends received thereon reinvested in additional shares of common stock as provided in the Plan. (See Questions 8 and 23).

27. How may share certificates or other documents be sent to the Plan Administrator?

     The method of delivery of share certificates and other documents is at the election and risk of the Participant. If such delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Certificates should be mailed to:

                               Mellon Bank N.A.
                               c/o Mellon Investor Services
                               85 Challenger Road
                               Ridgefield Park, NJ  07660

     Termination of Participation in the Plan or Withdrawal of Shares

28. How does a Participant terminate participation in the Plan or withdraw shares from the Plan?

     You may terminate your participation in the Plan at any time by notifying the Plan Administrator at least one business day before the next dividend record date. In the event notice of termination is not received by the Plan Administrator by such time, shares will be purchased for the Participant with the related cash dividend and participation in the Plan will not terminate until after such dividend has been reinvested. You can notify the Plan Administrator in writing, by calling 1-888-470-5884, or by changing your dividend election on-line under the account management service at www.melloninvestor.com.

     Because the legal requirements for proper notice of the death of the holder of a plan account which is registered solely to that holder vary greatly, depending on the state of residence of the Participant and form of registration of the Participant's plan account, the Plan Administrator should be contacted at the address or phone number set forth in the response to Question 6 in the event of such death.

     Upon termination by reason of notice of a Participant's death or adjudicated incompetency, the Participant's shares held by the Plan Administrator and any cash dividends thereafter received by the Plan Administrator will be retained by the Plan Administrator until such time as such Participant's legal representative has been appointed and has furnished proof satisfactory to the Plan Administrator of the legal representative's right to receive the share certificate and/or payment. No interest will be paid by either Commerce Bancorp or the Plan Administrator on any dividends retained by the Plan Administrator during any such period of time.

     A Participant may withdraw a portion of the shares of Company Stock credited to his or her account from participation in the Plan by giving notice to that effect to the Plan Administrator and specifying in the notice the number of whole shares to be withdrawn. This notice should be accompanied by a new authorization card designating the Partial Dividend Reinvestment option and showing the number of shares registered in your name with respect to which you desire to have cash dividends reinvested in accordance with the Plan. Alternatively, you may do this on-line under the account management service through Investor ServiceDirect. No fractional shares may be withdrawn except upon termination of participation in the Plan. The Plan Administrator will send to the Participant a statement of account and a certificate representing the withdrawn shares.

29. What will Participants receive when they terminate participation in the Plan?

     Upon electing to terminate participation in the Plan, the Plan Administrator will send to the Participant a certificate representing the whole shares of common stock held by the Plan Administrator in the Participant's plan account and a check for the cash equivalent of any fractional share of common stock less applicable sales fees.

     The cash to be paid in lieu of a fractional share will be based on the current market price of the common stock on the Investment Date, which for purposes of this sentence is the day that the account is terminated by the Plan Administrator.

     Whenever a Participant does not own at least one share directly, the Plan Administrator may, if instructed by Commerce Bancorp, terminate the Plan Account, sell the fractional share and send the Participant the sale proceeds, less related sales fees, if any.

     Other Information

30. What happens when a Participant sells or transfers some (but not all) of the shares registered in his or her name?

     (a) Full Dividend Reinvestment.

     If you are reinvesting the cash dividends on all of the shares registered in your name, and you dispose of a portion of these shares, the Plan Administrator will continue to reinvest the dividends on the remainder of the shares registered in your name.

     (b) Partial Dividend Reinvestment.

     If you have directed the Plan Administrator to pay cash dividends to you on some of your shares and to reinvest dividends on the remainder of your shares, and you dispose of a portion of your shares, you should provide new written instructions to the Plan Administrator on how to handle your account. If the Plan Administrator does not receive new instructions, it may, in its discretion, either (i) pay cash dividends on all of your shares or (ii) continue to reinvest dividends on the number of shares, if any, you own in which you have requested to have the dividends reinvested.

31. What happens if Commerce Bancorp pays a dividend in stock or splits its shares?

     Any shares of Commerce Bancorp's common stock issued in connection with a stock split or dividend distributed by Commerce Bancorp with respect to shares credited to your plan account will be added to your account.

     As soon as practicable after the payment of a stock dividend or stock split, a statement will be sent to each Participant which will indicate the number of shares of common stock credited to each Participant's plan account as a result of the stock dividend or stock split. A Participant may receive a certificate for such shares (other than fractional shares) at any time by going on-line under the account management service through Investor ServiceDirect, by calling 1-888-470-5884 or by sending a written request to:

                                Mellon Bank, N.A.
                                c/o Mellon Investor Services
                                P. O. Box 3338 South Hackensack, NJ
                                07606-1938

32. If Commerce Bancorp has a common stock rights offering or otherwise makes securities available to its shareholders, how will the rights offering with respect to shares held in plan accounts be handled?

     Warrants or other written instruments representing the rights offered with respect to the whole shares of common stock credited to the plan account of a Participant will be mailed directly to the Participant in the same manner as the warrants or other written instruments are mailed to shareholders of record who do not participate in the Plan.

33. How will a Participant's shares be voted at meetings of holders of shares?

     Each Participant will receive a single proxy card covering the total number of shares held by the Participant in certificate form plus the total number of full shares credited to the Participant's plan account. If a properly signed proxy card is returned to the Company and not revoked prior to the time of voting, the Participant's shares will be voted as directed on the proxy card. If a proxy card is returned properly signed, but without indicating instructions as to the manner shares are to be voted with respect to any item thereon, the shares covered will be voted in accordance with the recommendations of Commerce Bancorp's management. If the proxy card is not returned, or if it is returned unexecuted or improperly executed, the shares covered will not be voted unless the Participant or the Participant's duly appointed representative votes in person at the meeting.

     Federal Income Tax Consequences

34. What are the federal income tax consequences of participation in the Plan? [UPDATE]

     The following summary is based upon federal income tax law as of the date of the adoption of the Plan. The discussion assumes that all distributions under the Plan will be from Commerce Bancorp's earnings and profits.

     A Participant in the Plan will generally be treated for federal income tax purposes as having received, on each dividend payment date, a dividend in an amount equal to the fair market value on such dividend payment date of the shares acquired with reinvested dividends. For federal income tax purposes, the fair market value of shares acquired with reinvested dividends under the Plan will be equal to the mean of the highest and lowest quoted selling price, or if such information is not available, the mean of the bid and the asked price, for shares on the dividend payment date; the Discounted Purchase Price is not taken into account in determining this fair market value. The tax basis of shares acquired with reinvested dividends will equal the fair market value on the dividend payment date of such shares. A corporate shareholder participating in the Plan may be entitled to deduct a portion of that amount deemed received as a dividend.

     A Participant will not be treated as having received a dividend upon the purchase of shares at the Discounted Purchase Price with a voluntary cash payment unless the Discounted Purchase Price of the shares is less than the fair market value of the shares on the date on which shares are acquired for the Participant's account. If the Discounted Purchase Price is less than the fair market value of such shares, a Participant will be treated as having received a dividend equal to the excess of the fair market value of the shares being purchased over their Discounted Purchase Price. The tax basis of shares purchased with a voluntary cash payment will equal the Participant's voluntary cash payment plus the excess, if any, of the fair market value of the shares being purchased over their current Discounted Purchase Price.

     The IRS may take the position that any service fee paid by Commerce Bancorp to the Plan Administrator on behalf of Plan Participants is an additional distribution, taxable as dividend income, to such Participants. In the event the IRS asserts this position, those Participants who itemize deductions on their federal income tax returns may be entitled to deduct the amount of the service fee attributable to their account as a miscellaneous itemized deduction, subject to applicable limitations.

     A Participant's holding period for shares acquired pursuant to the Plan should begin no later than the day following the date of acquisition of such shares for the Participant's account.

     A Participant will not realize any taxable income upon receipt of certificates for whole shares credited to the Participant's account, either upon the Participant's request for certain of those shares or upon withdrawal from or termination of the Plan. Upon withdrawal from or termination of the Plan, a Participant will also receive a cash payment in lieu of any fractional share equivalent credited to the Participant's account. This payment likely will be treated as an amount realized from the sale of the fractional share equivalent, and the participant will recognize gain or loss equal to the difference between the amount received for the fractional share equivalent and the Participant's tax basis therefor.

     In addition, a Participant will recognize gain or loss when the Participant sells or exchanges shares received by the Participant after withdrawal of such shares from the Plan or upon the termination of the Plan. The amount of such gain or loss will be the difference between the amount that the Participant receives for the shares and the Participant's tax basis therefor.

     In the case of both foreign shareholders who elect to have their dividends reinvested and whose dividends are subject to United States income tax withholding, and other shareholders who elect to have their dividends reinvested and who are subject to back-up withholding under Section 3406(a)(l) of the Internal Revenue Code, referred to as the Code, the Plan Administrator will invest in shares of common stock in an amount equal to the dividends of such participants less the amount of tax required to be withheld. The full amount of the dividends will be recognized as taxable income, without reduction for the amount of tax required to be withheld. The quarterly statements confirming purchases made for such participants will indicate the net payment reinvested.

     Under Section 3406(a)(l) of the Code, Commerce Bancorp is required to withhold for United States income tax purposes 30% of all dividend payments to a shareholder of Commerce Bancorp if (i) the shareholder has failed to furnish to Commerce Bancorp his/her taxpayer identification number ("TIN"), which for an individual is his/her social security number, (ii) the IRS has notified Commerce Bancorp that the TIN furnished by the shareholder is incorrect, (iii) the IRS notifies Commerce Bancorp that back-up withholding should be commenced because the shareholder has failed to report interest or dividends properly, or (iv) the shareholder has failed to certify, under penalties of perjury, that he/she is not subject to back-up withholding. Shareholders have previously been requested by Commerce Bancorp or their broker to submit all information and certifications required in order to exempt them from back-up withholding if such exemption is available to them.

     The foregoing discussion is based on the assumption that shares are purchased directly from Commerce Bancorp. If the shares are purchased in the open market, the federal tax consequences would generally be the same. However, the payment of trading fees by Commerce Bancorp in connection with the purchase or sale of shares in the open market may be treated as additional dividend income to Participants, in which case the amount of such trading fees would not be deductible, but would increase the basis of the applicable shares.

     Each Participant should consult his or her own tax advisor to determine the particular tax consequences, including state tax consequences (which will vary from state to state), that may result from participation in the Plan and a subsequent disposal of shares acquired pursuant to the Plan.

     General

35. What are the liabilities of the Plan Administrator and Commerce Bancorp under the Plan?

     The Plan Administrator (or its nominees) and Commerce Bancorp shall not be liable under the Plan for any act done in good faith, or for any good faith omission to act, including, without limitation, any claim of liability (a) arising out of any such act or omission to act which occurs prior to the termination of participation and (b) with respect to the prices at which shares are purchased or sold for the Participant's account and the times such purchases or sales are made.

     Participants should recognize that neither Commerce Bancorp nor the Plan Administrator can assure Participants of profits, or protect participants against losses, on shares purchased and/or held under the Plan. The Plan Administrator (or its nominees) and Commerce Bancorp shall have no duties, responsibilities or liabilities except as are expressly set forth in the Plan.

     Shareholders are cautioned that this Plan does not represent a change in Commerce Bancorp's dividend policy or a guarantee of future dividends, which will continue to depend upon Commerce Bancorp's earnings, financial requirements, governmental regulations and other factors. The Plan Administrator has no responsibility with respect to the preparation and contents of the Plan.

36. Can Commerce Bancorp terminate the Plan or a Participant's interest in the Plan?

     Commerce Bancorp may terminate the Plan or a Participant's interest therein upon not less than ten calendar days prior notice in writing mailed to the Participant. In such event the Plan Administrator will follow the procedures for termination set forth in Question 28.

37. What happens if the Plan cannot acquire shares?

     If Commerce Bancorp determines not to make newly issued or treasury shares available for purchase pursuant to the Plan and in the event that applicable law or the closing of securities markets requires the temporary curtailment or suspension of open market purchases of shares under the Plan, the Plan Administrator is not accountable for the inability of the Plan to acquire shares at such times. If shares are not available for a period longer than thirty calendar days, the Plan Administrator will promptly mail to the participant a check (without any interest earned thereon) payable to the participant's order in the amount of funds submitted for investment.

38. When does a Participant obtain rights in shares acquired under the Plan?

     A Participant will not acquire rights to dividends or other benefits of stock ownership with respect to shares acquired under the Plan until the date shares are actually purchased for his or her account.

39. Where should correspondence regarding the Plan be sent?

     Any notice, instruction, request or election which by any provision of the Plan is required or permitted to be given or made by the Participant to the Plan Administrator shall be in writing, signed by the Participant and addressed to:

                                Mellon Bank, N.A.
                                c/o Mellon Investor Services
                                P. O. Box 3338 South Hackensack, NJ
                                07606-1938

or such address as the Plan Administrator shall furnish to the Participant, and such notice, instruction, request or election shall be deemed to have been sufficiently given or made when received by the Plan Administrator.

40. What is sufficient notice to a Participant?

     Any notice or certificate which by any provision of the Plan is required to be given by the Plan Administrator to the Participant shall be in writing and shall be deemed to have been sufficiently given for all purposes by being deposited by first class mail, postage prepaid, in a post office letter box, addressed to the Participant at the Participant's address as it shall last appear on the Plan Administrator's records.

41. Can a successor Plan Administrator be named?

     Upon not less than thirty calendar days prior written notice to Participants, Commerce Bancorp may terminate the Plan Administrator at any time and may designate a bank or trust company as successor Plan Administrator for all or a part of the Plan Administrator's functions under the Plan. If Commerce Bancorp does so, references in this Plan to Mellon Bank, N.A. shall be deemed to be references to the successor Plan Administrator, unless the context requires otherwise.

     Mellon Bank, N.A. may resign as Plan Administrator at any time upon not less than thirty calendar days prior written notice to Commerce Bancorp, such resignation to become effective as soon as a successor Plan Administrator is named. Commerce Bancorp will endeavor to name a successor Plan Administrator as soon as practicable.

42.  What law governs the Plan?

     The terms and conditions of the Plan and its operation are governed by the substantive laws of the State of New Jersey.

43. Who bears the risk of fluctuations in the market price of common stock?

     A Participant's investment in common stock held in a Plan Account is no different with regard to market risk than an investment in common stock held in certificate form. A Participant bears the risk of loss (and receives any benefit of gain) occurring by reason of fluctuations in the market price of common stock held in a plan account.

44. May the Plan be changed or discontinued?

     While Commerce Bancorp hopes to continue the Plan indefinitely, Commerce Bancorp reserves the right upon not less than ten calendar days prior written notice to Participants to suspend or terminate the Plan or any Participant's plan account (see Question 36) at any time. Commerce Bancorp also reserves the right to interpret and make modifications in the Plan and any such determination will be final. Commerce Bancorp may adopt rules and regulations to facilitate the administration of the Plan. The terms and conditions of any such suspension, termination or modification will be promptly announced to affected Participants.

45. Are there any restrictions on the resale of shares acquired under the Plan?

     Persons who are not "affiliates" of Commerce Bancorp are free to sell common stock acquired under the Plan at any time.

     However, persons who are "affiliates" of Commerce Bancorp, as that term is defined in Rule 405 promulgated by the SEC under the Securities Act may not publicly reoffer shares acquired under the Plan except pursuant to Rule 144 of the Securities Act or pursuant to an effective registration statement. Rule 405 defines an "affiliate" as a person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Commerce Bancorp. Directors and executive officers of Commerce Bancorp are generally deemed to be "affiliates" of Commerce Bancorp under this definition. Commerce Bancorp has no present intention of filing a registration statement which would permit "affiliates" to reoffer common stock acquired under the Plan.

     Officers and directors participating in the Plan are subject to the reporting obligations of Section 16(a) and the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, with respect to purchases of common stock made under the Plan with voluntary cash payments. While executive officers and directors are not subject to the short-swing profit recovery provisions of Section 16(b) of the Exchange Act with respect to purchases of common stock made under the Plan with reinvested dividends, ownership and disposition of common stock so acquired must be disclosed on reports filed pursuant to Section 16(a) of the Exchange Act.

                                 Use of Proceeds

     The number of shares of Commerce Bancorp common stock that will be purchased under the Plan and the prices at which the shares will be sold cannot be determined at this time. The net proceeds from the sale of any shares by Commerce Bancorp, after deducting expenses in connection with the Plan of approximately $46,000, will be added to Commerce Bancorp's working capital. These proceeds will be used for general corporate purposes, including, without limitation, contributing all or a significant portion of the proceeds to one or more of Commerce Bancorp's five banking subsidiaries. Commerce Bancorp cannot estimate the amount of proceeds which will be devoted to any specific purpose. Pending investment or application of the net proceeds, Commerce Bancorp will invest the net proceeds primarily in short-term liquid investments. Commerce Bancorp will not receive any proceeds from open market purchases of shares by the Plan.

                 Description of Commerce Bancorp's Capital Stock

     The following description is a summary of certain provisions of Commerce Bancorp's charter and is qualified in its entirety by reference to the complete text of Commerce Bancorp's charter which is incorporated by reference as an exhibit to the registration statement on Form S-3 of which this prospectus is a part.

Authorized Capital

     The authorized capital stock of Commerce Bancorp consists of 150,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, without par value.

Common Stock

     The number of shares of Commerce Bancorp common stock outstanding as of the date of this prospectus is approximately 69 million shares. The number of shareholders of record of Commerce Bancorp is approximately 52,000 holders.

     The rights, preferences and privileges of holders of Commerce Bancorp common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Commerce Bancorp may designate and issue in the future.

     Voting Rights. Holders of Commerce Bancorp common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Commerce Bancorp common shareholders do not have cumulative voting rights. Holders of a majority of the shares of Commerce Bancorp common stock entitled to vote in any election of directors may elect all of the directors standing for election.

     Dividends. Holders of Commerce Bancorp common stock are entitled to receive ratably dividends, if any, as may be declared by Commerce Bancorp's board of directors out of legally available funds, subject to any preferential dividend rights of outstanding preferred stock. See "Dividends."

     Liquidation. Upon the liquidation, dissolution or winding up of Commerce Bancorp, the holders of Commerce Bancorp common stock are entitled to receive ratably the net assets of Commerce Bancorp available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Commerce Bancorp preferred stock.

     Preemptive Rights. Holders of Commerce Bancorp common stock have no preemptive, subscription, redemption or conversion rights.

     Transfer Agent and Registrar. The transfer agent and registrar for Commerce Bancorp common stock is Mellon Investor Services.

Preferred Stock

     The Commerce Bancorp preferred stock may be issued with such preferences, voting rights and conversion rights as Commerce Bancorp's board of directors, without further approval by the shareholders, may determine by duly adopted resolution. The issuance of Commerce Bancorp preferred stock may have the effect of delaying, deferring or preventing a change in control of Commerce Bancorp. As of the date of this prospectus, there were no shares of Commerce Bancorp preferred stock issued and outstanding. Commerce Bancorp has no present plans to issue any shares of Commerce Bancorp preferred stock.

"Anti-Takeover" Provisions and Management Implications

     Commerce Bancorp's Charter

     Commerce Bancorp's charter requires the affirmative vote of the holders of at least 80% of the outstanding capital stock of Commerce Bancorp entitled to vote on the following transactions in order to permit the consummation of any of the following transactions:

      o any merger or consolidation of Commerce Bancorp with or into any other corporation; or

      o any sale, lease, exchange or other disposition of all of the assets of Commerce Bancorp to or with any other corporation, person or other entity.

The 80% voting requirement would not, however, apply to any transaction approved by Commerce Bancorp's board of directors prior to the consummation of the transaction.

     Commerce Bancorp's charter also provides for the issuance of up to 10,000,000 shares of Commerce Bancorp preferred stock, the rights, preferences and limitations of which may be determined by the Commerce Bancorp board of directors issuance of Commerce Bancorp preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to secure a majority of Commerce Bancorp's outstanding voting stock. The authority of Commerce Bancorp's board of directors to issue Commerce Bancorp preferred stock with rights and privileges, including voting rights, as it may deem appropriate, may enable Commerce Bancorp's board of directors to prevent a change of control despite a shift in ownership of Commerce Bancorp common stock. In addition, Commerce Bancorp's board of directors' authority to issue additional shares of Commerce Bancorp common stock may help deter or delay a change of control by increasing the number of shares needed to gain control.

     The provisions in Commerce Bancorp's charter relating to the 80% voting requirements and the issuance of Commerce Bancorp preferred stock may have the effect not only of discouraging tender offers or other stock acquisitions but also of deterring existing shareholders from making management changes. These provisions may enhance the possibility that a potential bidder for control of Commerce Bancorp will be required to act through arms-length negotiation with respect to major transactions, such as a merger, consolidation or purchase of substantially all of the assets of Commerce Bancorp. These provisions may also have the effect of discouraging tender offers or other stock acquisitions, giving management of Commerce Bancorp the power to reject certain transactions which might be desired by the owners of a majority of Commerce Bancorp's voting securities. These provisions could also be deemed to benefit incumbent management to the extent they deter offers by persons who would wish to make changes in management or exercise control over management. Commerce Bancorp's board of directors does not presently know of a third party that plans to make an offer to acquire Commerce Bancorp through a tender offer, merger or purchase of substantially all the assets of Commerce Bancorp.

     Banking Regulations.

     The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice of the proposed acquisition and within that time period the Federal Reserve Board has not issued a notice:

         o    disapproving the proposed acquisition, or
         o extending for up to another 30 days the period during which such a disapproval may be issued or unless the acquisition is subject to Federal Reserve Board approval under the Bank Holding Company Act of 1956, referred to as the BHCA. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than ten percent of a class of voting stock of a bank holding company with a class of securities registered under
Section 12 of the Exchange Act, such as Commerce Bancorp, would, under the circumstances set forth in the presumption, constitute the acquisition of control.

     In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25 percent, five percent in the case of an acquirer that is a bank holding company, or more of the outstanding shares of Commerce Bancorp common stock, or otherwise obtaining "control" over Commerce Bancorp. Under the BHCA, "control" generally means

      o the ownership, control or power to vote 25 percent or more of any class of voting securities of the banking holding company;

      o the ability to elect a majority of the bank holding company's directors; or

      o the ability otherwise to exercise a controlling influence over the management and policies of the bank holding company.

     New Jersey Corporate Law.

     The New Jersey Business Corporation Act, referred to as the NJBCA, restricts the transactions that a publicly held corporation organized under the laws of New Jersey with its principal executive offices or significant operations located in New Jersey, referred to as a resident domestic corporation, can engage. For example, the NJBCA provides that no resident domestic corporation may engage in a "business combination," as defined in the NJBCA, with an "interested shareholder" of the corporation for a period of five years following the interested shareholder's stock acquisition, unless the business combination is approved by the board of directors of the corporation prior to the interested shareholder's stock acquisition. An interested shareholder is a beneficial owner of ten percent or more of the voting power of a corporation.

     In addition, the NJBCA provides that no resident domestic corporation may engage, at any time, in any business combination, with any interested shareholders of the corporation other than:

      o a business combination approved by the board of directors of such corporation prior to the interested shareholder's stock acquisition;

      o a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by that interested shareholder at a meeting called for such purpose; or

      o a business combination in which the interested shareholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share paid by that interested shareholder.

Commerce Bancorp cannot opt out of the foregoing provisions of the NJBCA.

     The NJBCA allows the directors of a New Jersey corporation to look at various factors in considering a proposal or offer to acquire the corporation. Specifically, the NJBCA provides that a director of a New Jersey corporation in evaluating a proposal or offer to acquire the corporation may consider, any of the following:

      o     the effects of any action on the corporation's shareholders;

      o the effects of the action on the corporation's employees, suppliers, creditors and customers;

      o the effects of the action on the community in which the corporation operates; and

      o the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation.

If, on the basis of the foregoing factors, the board of directors determines that any proposal or offer to acquire the corporation is not in the best interest of the corporation, it may reject such proposal or offer, in which event the board of directors will have no duty to facilitate, remove any obstacles to, or refrain from impeding, such proposal or offer.

     The existence of the foregoing provisions could

      o result in Commerce Bancorp being less attractive to a potential acquirer; and

      o result in Commerce Bancorp's shareholders receiving less for their shares of common stock than otherwise might be available in the event of a takeover attempt.

                                    Dividends

     It is the present intention of Commerce Bancorp's board of directors to pay quarterly cash dividends on Commerce Bancorp's common stock. However, the declaration and payment of future dividends will be subject to determination and declaration by the board of directors, which will consider the following:

         o    the earnings;
         o    the financial condition;
         o    the regulatory requirements; and
         o    the capital needs

of Commerce Bancorp, Commerce Bank, N.A., Commerce Bank/Delaware, N.A., Commerce Bank/Pennsylvania, N.A., Commerce Bank/North and Commerce Bank/Shore, N.A.

     Subject to the preferences, limitations and relative rights as may be fixed for any series of Commerce Bancorp preferred stock that may be issued, holders of Commerce Bancorp common stock are entitled to receive dividends, when, as and if declared by the board of directors out of legally available funds.

     Commerce Bancorp is a legal entity separate and distinct from its banking and other subsidiaries. Under the NJBCA, a corporation may pay dividends or purchase, redeem or otherwise acquire its own shares unless, after paying dividends or acquiring its own stock:

      o the corporation would be unable to pay its debts as they become due in the usual course of its business; or

      o its assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of shareholders whose preferential rights are superior to those receiving the distribution.

     Cash available for dividend distribution to the holders of Commerce Bancorp's common stock and preferred stock must initially come primarily from dividends paid to Commerce Bancorp by Commerce Bank, N.A., Commerce Bank/Delaware, N.A., Commerce Bank/Pennsylvania, N.A., Commerce Bank/North and Commerce Bank/Shore, N.A. Accordingly, restrictions on Commerce Bank, N.A.'s, Commerce Bank/Delaware, N.A.'s, Commerce Bank/Pennsylvania, N.A.'s, Commerce Bank/North's and Commerce Bank/Shore, N.A.'s cash dividend payments directly affect the payment of cash dividends by Commerce Bancorp.

     Commerce Bank, N.A., Commerce Bank/Delaware, N.A., Commerce Bank/Pennsylvania, N.A. and Commerce Bank/Shore, N.A., as national banks, are subject to certain limitations on the amount of cash dividends that they can pay, without the prior approval of the Office of the Comptroller of the Currency, referred to as the OCC. The prior approval of the OCC is required if the total of all cash dividends declared by a national bank in any calendar year will exceed the sum of the bank's net profits, as defined by statute, for that year combined with the retained net profits for the preceding two calendar years, less any required transfers to surplus.

     Commerce Bank/North, as a New Jersey State Bank, is also subject to certain limitations on the amount of cash dividends that it can pay. No dividends may be paid by Commerce Bank/North unless, following the payment of the dividend, the capital stock of Commerce Bank/North is unimpaired and either:

      o Commerce Bank/North will have a surplus of not less than 50% of its capital stock; or

      o the payment of the dividend will not reduce the surplus of Commerce Bank/North.

     In addition, the OCC and the Federal Deposit Insurance Corporation have authority to prohibit banks from engaging in what in their opinion constitutes an unsafe or unsound practice in conducting their businesses. The payment of cash dividends could, depending upon the financial condition of the bank involved, be considered an unsafe or unsound practice.

                                  Legal Matters

     An opinion has been delivered by Blank Rome LLP, Philadelphia, Pennsylvania and Cherry Hill, New Jersey, to the effect that the shares of common stock offered by Commerce Bancorp, when issued as contemplated in this prospectus, will be legally issued, fully paid and non-assessable. Jack R Bershad, a former partner in Blank Rome LLP, is a director of Commerce Bancorp and Commerce Bank, N.A. Mr. Bershad and other partners of Blank Rome LLP are shareholders of Commerce Bancorp.

                                     Experts

     The consolidated financial statements of Commerce Bancorp as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, appearing in Commerce Bancorp's Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report which accompanied the financial statements and is incorporated by reference in this prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       Where You Can Find More Information

      Commerce Bancorp files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information Commerce Bancorp files with the SEC at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. Commerce Bancorp's SEC filings are also available on the SEC's world wide web site on the Internet at http://www.sec.gov.

     Commerce Bancorp has filed a registration statement on Form S-3 to register the shares of Commerce Bancorp common stock offered under this prospectus. This prospectus is a part of the registration statement on Form S-3 and constitutes a prospectus of Commerce Bancorp. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement on Form S-3 or the exhibits to the registration statement on Form S-3.

     The SEC also allows Commerce Bancorp to "incorporate by reference" the information it files with the SEC, which means Commerce Bancorp can disclose information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is deemed to be part of this prospectus. Later information filed by Commerce Bancorp with the SEC updates and supersedes this prospectus.

     This prospectus incorporates important business and financial information about Commerce Bancorp that is not included in or delivered with this prospectus. Copies of any of that information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests for those documents should be directed to Commerce Bancorp Inc., 1701 Route 70 East, Cherry Hill, New Jersey 08034-5400, Attention: C. Edward Jordan, Jr. and telephone requests may be directed to the C. Edward Jordan, Jr. at (856) 751-9000.

     The following documents previously filed by Commerce Bancorp with the SEC pursuant to the Exchange Act are incorporated herein by this reference:

                   SEC Filings                                Period
                   -----------                                ------
      Annual Report on Form 10-K                  Year ended December 31, 2002
      Quarterly Report on Form 10-Q               Quarter ended March 31, 2003
      Current Report on Form 8-K                  Dated April 29, 2003
      Current Report on Form 8-K                  Dated April 11, 2003

     All documents filed by Commerce Bancorp pursuant to Sections 13(a), 13(c), 14 or 1.5(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering will be deemed to be incorporated by reference.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

     The following table shows the estimated expenses of the issuance and distribution of the securities offered.


SEC Registration Fee.......................................  $  14,967 *

Legal fees and expenses....................................     10,000**

Accounting fees and expenses...............................     10,000**

Transfer agent and registrar fees..........................      2,500**

Printing and Miscellaneous.................................      8,533**

     TOTAL.................................................  $  46,000
________________________
*  Actual
**Estimated


Item 15. Indemnification of Directors and Officers.

     Section 14A:3-5 of the New Jersey Business Corporation Act provides, in substance, that New Jersey corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding.

     Article VI of the Commerce Bancorp's By-laws provides for indemnification to the fullest extent permitted by section 14A:3-5. Reference is made to the By-laws of Commerce Bancorp filed as Exhibit 3.3 hereto.

Item 16. Exhibits.

Exhibit No.                Description
----------                 -----------
  3.1    Restated Certificate of Incorporation of Commerce Bancorp,
         as amended(1)
  3.2    By-laws of Commerce Bancorp(1)
  4.1    Form of Commerce Bancorp common stock certificate(2)
  5.1 Opinion of Blank Rome LLP relating to the legality of the securities to be issued.
  23.1   Consent of Ernst & Young LLP
  23.2   Consent of Blank Rome LLP (included in Exhibit 5.1 hereto)
  24.1   Powers of Attorney (included in signature pages hereto)
______________________

(1) Incorporated by reference from Commerce Bancorp's Annual Report on Form 10-K for the year ended December 31, 2002.

(2) Incorporated by reference from the Company's Registration Statement on Form S-2 and Amendments No. 2 thereto (Registration No. 33-46972).

Item 17.        Undertakings.

        (a) The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

                (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-3 and duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Cherry Hill, New Jersey, on this 5th day of June, 2003.

                                       COMMERCE BANCORP, INC.


                                       By: /s/ Vernon W. Hill, II
                                           --------------------------
                                           VERNON W. HILL, II
                                           Chairman of the Board and President


      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons, in the capacities indicated, on June 5, 2003. Each person whose signature appears below hereby authorizes Vernon W. Hill, II or Robert C. Beck to file one or more Amendments, including Post-Effective Amendments, to this Registration Statement, which Amendments may make such changes as Vernon W. Hill, II or Robert C. Beck deem appropriate, and each person whose signature appears below, individually and in each capacity stated below hereby appoints Vernon W. Hill, II or Robert
C. Beck as attorney-in-fact to execute in his name and on his behalf any such Amendments to this Registration Statement.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



                SIGNATURE                                  CAPACITY                              DATE
                --------                                   --------                              ----

                                            Chairman of the Board,                          June 5, 2003
/s/ Vernon W. Hill, II                      President and Director
--------------------------                  (Principal Executive Officer)
VERNON W. HILL, II

/s/ Robert C. Beck                          Secretary and Director                          June 5, 2003
--------------------------
ROBERT C. BECK

/s/ Donald T. DiFrancesco                           Director                                June 5, 2003
--------------------------
DONALD T. DIFRANCESCO

/s/ Jack R Bershad                                  Director                                June 5, 2003
--------------------------
JACK R BERSHAD



                                      II-4

                SIGNATURE                                  CAPACITY                              DATE
                --------                                   --------                              ----

                                                    Director                                June 5, 2003
/s/ Morton N. Kerr
--------------------------
MORTON N. KERR
                                                    Director                                June 5, 2003
/s/ Steven M. Lewis
--------------------------
STEVEN M. LEWIS

                                                    Director                                June 5, 2003
/s/ George E. Norcross, III
----------------------------
GEORGE E. NORCROSS, III

                                                    Director                                June 5, 2003
/s/ Daniel J. Ragone
--------------------------
DANIEL J. RAGONE
                                                    Director                                June 5, 2003
/s/ William A. Schwartz, Jr.
--------------------------
WILLIAM A. SCHWARTZ, JR.
                                                    Director                                June 5, 2003
/s/ Joseph T. Tarquini, Jr.
--------------------------
JOSEPH T. TARQUINI, JR.

                                                    Director                                June 5, 2003
/s/ Joseph Buckelew
--------------------------
JOSEPH BUCKELEW
                                                    Director                                June 5, 2003
/s/Frank C. Videon, Sr.
--------------------------
FRANK C. VIDEON, SR.


/s/ Douglas J. Pauls                        Senior Vice President and Chief                 June 5, 2003
--------------------------                  Financial Officer (Principal
DOUGLAS J. PAULS                            Financial and Accounting Officer)


                                  EXHIBIT INDEX

Exhibit No.            Description
----------             -----------

      5.1 Opinion of Blank Rome LLP relating to the legality of the securities to be issued.

      23.1  Consent of Ernst & Young LLP




                                      II-6